EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

CAS MEDICAL SYSTEMS, INC. REPORTS RECORD SALES AND EARNINGS

BRANFORD, CT - OCTOBER 29, 2004 - CAS MEDICAL SYSTEMS, INC. (OTC BB: CAMY) today announced record sales for the three and nine months ended September 30, 2004 and record year-to-date earnings.

FINANCIAL RESULTS

Net sales for the Company's third quarter ended September 30, 2004 totaled a record $5,005,000, a 38% increase over the $3,630,000 reported for the third quarter of 2003. Increases in overall sales were led by a 72% increase in sales of the Company's vital signs monitoring products. Increases in these sales were driven by sales to domestic customers, primarily the Department of Veterans Affairs ("VA") under the Company's multi-year contract, sales to the veterinary market, and sales to Original Equipment Manufacturers. Sales to the veterinary market were fueled by the launch of the Company's new Model 750 vital signs monitor under a private label distribution arrangement and continued strong sales of the Model 740 vital signs monitor. Increases in neonatal sales of 39% also contributed to the overall sales growth.

Net income for the third quarter ended September 30, 2004 was $417,000, or $0.04 per diluted common share, compared to a net loss of $239,000, or ($0.02) per diluted share for the third quarter of the prior year. Overall results for the third quarter of 2004 were favorably impacted by higher sales volume, improved gross profit as a percentage of sales, and reductions in operating expenses as a percentage of sales compared to the third quarter of 2003. Improvements in gross profit result from manufacturing efficiencies and lower purchase component costs. Prior year results were also negatively affected by a $250,000 provision for excess and obsolete inventory due to the slower than expected demand for the Company's older vital signs monitors and higher than expected demand for the new Model 740 monitor.

YEAR-TO-DATE RESULTS

Net sales for the first nine months of 2004 were a record $14,373,000, a 20% increase over net sales of $11,932,000 reported for the first nine months of 2003. Increases in overall sales were led again by increases in vital signs product sales of 36% and neonatal product sales of 11%. Partially offsetting these increases were decreases in service related sales of 32%, or $204,000, primarily from the discontinuance of service support on older apnea products.

Net income for the nine months ended September 30, 2004 was $960,000, or $0.09 per diluted common share, compared to net income of $545,000, or $0.05 per share, for the first nine months of the prior year. The prior year included the favorable impact of $500,000, or $0.05 per share, from non-taxable insurance proceeds paid upon the death of one of the Company's key employees during the first quarter of 2003. Overall results for the nine months ended September 30, 2004 have been positively affected by increased sales volume, improved gross profit as a percentage of sales, reductions in operating expenses as a percentage of sales, and lower interest expense on reduced debt levels. Improvements in gross profit have been generated by manufacturing efficiencies and reductions in purchased component costs. Prior year gross profit was also affected by a $250,000 inventory provision. Net income for the first nine months of 2004 was also favorably affected by $80,000 of income tax benefits pertaining to state research and development tax credits that lowered the effective tax rate.

COMMENTS FROM MANAGEMENT

FINANCIAL RESULTS

"I am pleased to report continued improvement in all areas of our operating results for the first nine months of 2004" commented Louis P. Scheps, President, Chairman of the Board and CEO of the Company. "The Company has generated record revenues for the first nine months of 2004, 20% ahead of the first nine months of 2003. Domestic sales in all product lines remain strong and we are realizing significant benefits from our multi-year contract with the VA for our Model 740 vital signs monitor. Further, we look forward to additional sales growth with the release of the Model 750 cardio-respiratory monitor to the domestic market during the first quarter of 2005. Operating income has increased to 9.8% of sales for the first nine months of 2004 from 1.3% for the first nine months of the prior year. Gross profit as a percentage of sales has increased to 47% from 42%. We are continuing to strengthen our balance sheet as well. Cash provided from operating activities was $425,000 during the third quarter and $2,101,000 for the first nine months of 2004. Our cash balance has grown to $1,426,000 from $881,000 at December 31, 2003 while repaying $902,000 of bank term debt, including $582,000 of prepayments of our term loan. Our bank debt now stands at $1,107,000, the mortgage loan payable on our corporate facility".

OUTLOOK

The Company has raised its 2004 earnings forecast from $0.10 to $0.12 per diluted share to $0.11 to $0.13 per diluted share as a result of its year-to-date performance. Revenues for 2004 are anticipated to reach $19 to $20 million representing growth of 15% to 18% over 2003 revenues.

The Company's new Model 750 series cardio-respiratory monitor was released for sale to the veterinary market through a private-label distributor during the second quarter of 2004 as anticipated. The human version of the Model 750 was released to certain international markets during the third quarter. The Model 750 is expected to be fully released to the international market during the fourth quarter and introduced to the domestic marketplace during the first quarter of 2005, pending FDA clearance. Like the Model 740 vital signs monitor, the Model 750 offers a unique combination of measurement parameters including CAS' proprietary MAXNIBP(R) and a choice of Masimo(R) SET(R) or Nellcor(R) Oximax (R) pulse oximetry and has application in a wide variety of clinical settings, including the growing procedural sedation market. The Model 750 also incorporates additional parameters such as three or five lead ECG with impedance respiration and Oridion(R) MicroStream(R) CO2. The Company anticipates substantial sales of this product during the fourth quarter of 2004 and into 2005.

In May 2004, the Company received a Phase II Small Business Innovative Research grant in the amount of approximately $1.0 million from the National Institutes of Health for continued development of near-infrared spectroscopy ("NIRS") technology for adult application. CAS also has a Phase II grant for the neonatal application of NIRS which is in continued development. NIRS is an optically based technique that non-invasively and continuously monitors brain oxygenation and cerebral hemodynamics. Adult and neonatal clinical trials are currently ongoing.


For more information contact:
Jeffery A. Baird
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com

MAXNIBP(R) is a registered trademark of CAS Medical Systems, Inc. Masimo SET(R) is a registered trademark of Masimo Inc. Nellcor(R) OxiMax(R) is a registered trademark of Nellcor Puritan Bennett Inc. Oridion MicroStream(R) is a registered trademark of Oridion Medical, Ltd.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND INCLUDE, AMONG OTHER THINGS, STATEMENTS RELATED TO FUTURE REVENUES AND EARNINGS. ACTUAL RESULTS COULD VARY MATERIALLY FROM THE DESCRIPTION CONTAINED HEREIN DUE TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

                            CAS MEDICAL SYSTEMS, INC.
                              RESULTS OF OPERATIONS
                                   (Unaudited)


                                           THREE MONTHS     THREE MONTHS      NINE MONTHS      NINE MONTHS
                                               ENDED            ENDED            ENDED            ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                               2004             2003              2004             2003
                                           ------------     ------------      ------------     ------------
Revenues                                   $  5,004,851     $  3,629,938      $ 14,372,567     $ 11,932,322

Costs and Expenses:
  Cost of Products Sold                       2,562,885        2,302,695         7,624,570        6,971,265
  Research and Development                      209,479          229,869           729,994          654,390
  Selling, General and Administrative         1,581,052        1,415,359         4,606,940        4,146,472
                                           ------------     ------------      ------------     ------------
                                              4,353,416        3,947,923        12,961,504       11,772,127

                                           ------------     ------------      ------------     ------------
Operating Income (loss)                         651,435         (317,985)        1,411,063          160,195

  Proceeds from Insurance, Non-Taxable             --               --                  --          500,000
  Interest Expense                               13,314           24,589            62,504          112,425
                                           ------------     ------------      ------------     ------------
Pre-tax Income (loss)                           638,121         (342,574)        1,348,559          547,770

  Income Taxes (benefit)                        221,430         (103,500)          388,215            2,500
                                           ------------     ------------      ------------     ------------
Net Income (loss)                          $    416,691     $   (239,074)     $    960,344     $    545,270
                                           ============     ============      ============     ============


EARNINGS (LOSS) PER COMMON SHARE:

  Basic                                    $       0.04     $      (0.02)     $       0.10     $       0.06

  Diluted                                  $       0.04     $      (0.02)     $       0.09     $       0.05

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:

  Basic                                       9,829,573        9,655,349         9,792,429        9,648,539

  Diluted                                    11,027,432        9,655,349        11,032,739       10,253,674

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)



                                           SEPTEMBER 30,    DECEMBER 31,
                                               2004             2003
                                           ------------     ------------
Cash and cash equivalents                  $  1,425,788     $    881,087
Accounts receivable                           2,722,891        3,307,059
Inventories                                   3,214,419        2,270,616
Deferred income tax assets                      347,155          347,155
Other current assets                            130,113          489,451
                                           ------------     ------------

  Total current assets                        7,840,366        7,295,368

Property, plant, and equipment                4,890,145        4,511,475
Less accumulated depreciation                (2,547,268)      (2,287,978)
                                           ------------     ------------
                                              2,342,877        2,223,497

Intangible and other assets, net                185,477          209,210
Deferred income tax assets                      182,652          182,652

                                           ------------     ------------
  Total assets                             $ 10,551,372     $  9,910,727
                                           ============     ============


Current portion of long-term debt          $     57,348     $    475,185
Notes payable                                                    219,619
Accounts payable                              1,138,139        1,007,617
Accrued expenses                              1,070,189          434,963
                                           ------------     ------------

  Total current liabilities                   2,265,676        2,137,384

Long-term debt, less current portion          1,050,314        1,534,523

Common stock                                     39,663           38,851
Additional paid-in capital                    3,007,654        2,870,769
Common stock held in treasury at cost          (101,480)
Retained earnings                             4,289,545        3,329,200
                                           ------------     ------------

Shareholders' equity                          7,235,382        6,238,820

                                           ------------     ------------
Total liabilities & shareholders' equity   $ 10,551,372     $  9,910,727
                                           ============     ============